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                         AGREEMENT OF PURCHASE AND SALE

                                  By and Among

                         TELEMANAGEMENT SERVICES, INC.,

                                LEE H. EDELSTEIN

                                       and

                               TLM HOLDINGS CORP.







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                THIS AGREEMENT dated as of the 1st day of January, 1997 by and among TeleManagement Services, Inc., a Florida corporation (the "Company"), Lee
H. Edelstein (the "Shareholder") and TLM Holdings Corp., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

                WHEREAS, the Company is engaged in the business of providing pharmaceutical, medical and other healthcare related teleservices and related activities at one (1) location in the State of Florida (such activities being hereinafter referred to as the "Business");

                WHEREAS, the Shareholder is the holder of 600 shares of the common stock, $1.00 par value (the "Common Stock"), of the Company, which shares constitute all of the issued and outstanding shares of capital stock of the Company;

                WHEREAS, effective on the date of the Closing (as hereinafter defined), the Purchaser, through its wholly owned subsidiary TLM Acquisition Corp., a Delaware corporation (the "Designee"), desires to acquire from the Company certain assets of the Company as described in Section I(C)(i) hereof (the "Assets") and, through the Designee, to assume certain liabilities and contractual obligations of the Company as described in Section I(C)(ii) hereof (the "Assumed Liabilities"), and the Company desires to sell or assign the Assets and to assign the Assumed Liabilities to the Purchaser, through the Designee, on the terms and subject to the conditions hereinafter set forth; and

                WHEREAS, to induce the Purchaser to enter into this Agreement and perform its obligations hereunder, the Shareholder has agreed to make the representations, warranties, covenants and agreements of the Shareholder (including the indemnification and non-competition agreements) set forth herein.

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                NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:


                                    SECTION I

                         PURCHASE AND SALE OF THE ASSETS

                A. Purchase and Sale of the Assets. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained:

                         (i)  The Company hereby sells, assigns and
conveys to the Purchaser (through the Designee), and the Purchaser (through the Designee) hereby purchases, acquires and accepts from the Company, the Assets.

                        (ii) The Company hereby assigns to the Purchaser (through the Designee) and the Purchaser (through the Designee) hereby accepts and assumes from the Company, the Assumed Liabilities. The Purchaser (and the Designee) shall not assume and shall have no responsibility with respect to, and shall be indemnified by each of the Company and the Shareholder, jointly and severally, against, any and all liabilities or obligations of the Company other than the Assumed Liabilities.

                       (iii) The designation of the Designee to acquire the Assets and assume the Assumed Liabilities will in no event affect the Purchaser's payment obligations hereunder.

                  B. Purchase Price. The purchase price (the "Purchase Price") for the Assets is (i) $7,800,000 which is non-refundable and unconditional, subject to the terms of this Agreement, and (ii) the contingent payments, if any (the "Contingent Payments"), provided for in Section I(D) hereof. The Purchase Price payable at the Closing shall be made by delivery to the Company of (a) a wire transfer in immediately available funds to an account designated by the

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Company in the amount of $6,500,000 and (b) a three-year 6% subordinated promissory note of the Purchaser in the form of Exhibit A attached hereto, payable to the order of the Company in the principal amount of $1,300,000 (the "Note").

                  C.       Assets; Assumed Liabilities.

                         (i)  The Assets shall consist of all assets,
business, contract rights, financial books and records and goodwill of every kind and nature, real, personal, and mixed, tangible and intangible, wherever located, of the Company used in or in any way related to the Business as conducted by the Company. The Assets shall not include the assets listed in
Schedule I hereto (hereinafter, the "Excluded Assets").


                        (ii) The Assumed Liabilities shall consist of and shall be limited solely to the obligations and liabilities of the Company incurred in connection with the Business listed in Schedule II hereto. The Purchaser (and the Designee) shall not assume, shall have no responsibility with respect to, and shall be indemnified, by each of the Company and the Shareholder, jointly and severally, against, any liabilities or obligations of the Company, except for the Assumed Liabilities set forth in Schedule II hereto. The Company shall remain liable for, and shall pay when due, any and all obligations and liabilities of the Company, other than the Assumed Liabilities.

                       (iii) It is specifically understood and agreed that the Assumed Liabilities shall not include (a) liabilities of the Company for expenses incurred or accrued, at any time, in connection with the transactions contemplated by this Agreement or in any other connection not in the ordinary course of business, (b) liabilities of the Company for federal, state and municipal income, sales, franchise and other taxes, including any interest, penalties and assessments thereon, (c) any liabilities of the Company to any former owners of the Company except for that promissory note in the original principal amount of $450,000 payable to the order of Thomas G. Schulte ("Schulte") and the obligations of the Company to Schulte pursuant to that

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certain consulting agreement dated February 16, 1996 by and between the Company and Schulte, and (d) any liabilities or obligations of the Company under the consulting agreement between the Company and U.S. Healthcare Consultants, Inc. dated April 15, 1996, including the bonus arrangement thereunder. Neither the Purchaser nor any designee of the Purchaser assuming the Assumed Liabilities shall assume any liabilities of the Company in connection with any understanding or agreement, whether written or oral, with respect to any retirement plan, including, but not limited to, any profit sharing, 401(k) or defined benefit plan (as defined in Section 414(j) of the Internal Revenue Code of 1986, as amended (the "Code").

                  D. Contingent Payments. Subject to the conditions set forth herein and in Schedule IV hereto, within ninety (90) days after December 31, 1997, December 31, 1998 and December 31, 1999, the Purchaser shall deliver to the Company the Contingent Payments, if any, payable with respect to the twelve-month periods ending December 31, 1997, December 31, 1998 and December 31, 1999, respectively. The amount of the Contingent Payments payable to the Company with respect to each such twelve-month period (each, a "Contingent Period") shall be calculated based upon the earnings before interest, taxes and amortization ("EBITA") achieved by the Contingent Payment Business (as hereinafter defined) during such Contingent Period. Each of the Contingent Payments, if any, shall be made by delivery to the Company of (i) a certified or official bank check payable to the order of the Company and (ii) a certificate representing shares of common stock, $.01 par value ("Purchaser Common Stock"), of the Purchaser, registered in the name of the Company, in each case, in such amounts of cash and in such numbers of shares as are determined in accordance with Schedule IV hereto.

                  E. Computation of EBITA. The Purchaser shall, within ninety
(90) days after the end of each Contingent Period, compute the amount of the EBITA of the Contingent Payment Business for such Contingent Period. The amount so computed shall be the EBITA for purposes of determining whether or not Contingent Payments shall be due and payable.

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Notwithstanding the determination of EBITA for any applicable period by the
Purchaser, the Company shall receive the information upon which such determination was made, and shall, in the event of a dispute as to the amount or method of calculation of such EBITA have the right to review all work papers relating to the determination of EBITA. For purposes of this Agreement, "EBITA" shall mean the earnings before interest, taxes and amortization of the Contingent Payment Business (or, in the event that all or substantially all the assets and business of the Contingent Payment Business shall have been transferred to another entity or entities, the allocable portion of the EBITA of such other entity or entities) for the applicable Contingent Period as determined in accordance with generally accepted accounting principles consistent with the Purchaser's accounting practices. For purposes of calculating EBITA for any Contingent Period, it is agreed that corporate overhead (including audit fees for the Business and ordinary course corporate legal fees) directly related to the Contingent Payment Business will be deducted; however, no deduction will be made (i) for amortization of goodwill in connection with the Business or the Contingent Payment Business or (ii) for any salaries or benefits paid to the Chief Executive Officer or Chief Financial Officer of the Purchaser or any other officer of the Purchaser (other than to the Shareholder which shall be a deduction) except that the Purchaser may allocate to the Contingent Payment Business a portion of an officer's salary or benefits (other than the Chief Executive Officer or Chief Financial Officer of the Purchaser) which is directly related to that officer's activities for the Contingent Payment Business which are not part of corporate overhead, or (iii) for any costs or expenses associated with any public offering involving the Contingent Payment Business. For purposes of determining the Contingent Payments, the Contingent Payment Business shall mean the business activities of the Purchaser and the Designee from the activities set forth in Schedule V attached hereto.

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                  Numbers of shares of Purchaser Common Stock set forth herein shall be appropriately adjusted for any stock split, stock dividend, reverse stock split or other similar event affecting the Purchaser Common Stock. Fractional shares shall be rounded up to the nearest whole share.

                  In the event (a "Reorganization") of the consolidation or merger of the Purchaser with or into another person or the acquisition of all or substantially all the Purchaser Common Stock or all or substantially all of the assets of the Purchaser by another person (other than a consolidation or merger in which the Purchaser is the continuing corporation and which does not result in any change in the Purchaser Common Stock), the Purchaser shall have the option to pay the Shareholder at such time as a payment is due pursuant to
Section I(D) hereof, in lieu of the Purchaser Common Stock provided for in such Section, the consideration (the "Reorganization Consideration") per share in the form (in stock or cash or other consideration) payable to the other holders of Purchaser Common Stock in connection with such transaction, multiplied by the number of shares of Purchaser Common Stock deliverable to the Shareholder provided for in Section I(D) hereof.

                  If the Company shall disagree with the Purchaser's determination of EBITA for any Contingent Period and/or the amount of the resulting Contingent Payments, the Company shall so notify the Purchaser within fifteen (15) days of receipt of the Purchaser's computations and the Purchaser and the Company shall in good faith attempt to agree upon the amount of the Contingent Payments within ninety (90) days after the end of the Contingent Period. If the Purchaser and the Company are unable to agree within such period, then the amount of the Contingent Payments shall be determined as soon as possible thereafter by the Philadelphia office of one of the six largest national accounting firms mutually selected by the Purchaser and the Company, other than any of the six largest national accounting firms which have provided services to the Purchaser or its parent, subsidiaries or Affiliates (as defined in Rule 12b-2 of the Securities Exchange Act of 1934), or the Company within the three year period prior to

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the date of the Closing (the "Arbitrator"), for a final and binding determination. Pending the resolution of such final amount, any amounts not in dispute shall be paid to the Company within ninety (90) days of the end of each applicable Contingent Period by certified or official bank check, in the case of the cash portion, and the parties shall be obligated to act in good faith to attempt to resolve the disputed amounts.

                  Any disputed amount of the Contingent Payments shall be paid by the Purchaser to the Company within five (5) days after the amount thereof has become final and binding in accordance with the final and binding determination of the Arbitrator. Any disputed cash amount awarded to the Company shall be paid with interest at the rate of nine percent (9%) per annum, such interest to accrue from the date which is ninety (90) days after the end of the Contingent Period until the date of payment of the disputed cash amount.

                  F. Allocation. The Purchase Price (including the Assumed Liabilities) shall be allocated as set forth in Schedule VI hereto. The parties hereto agree that the allocation of the Purchase Price is intended to comply with the allocation method required by Section 1060 of the Code. The parties shall cooperate to comply with all substantive and procedural requirements of
Section 1060 of the Code and any regulations thereunder, and the allocation shall be adjusted if, and to the extent, necessary to comply with the requirements of Section 1060 of the Code. Neither the Purchaser nor the Company will take, nor permit any affiliated person to take, for federal, state or local income tax purposes, any position inconsistent with the allocation set forth in
Schedule VI hereto, or, if applicable, such adjusted allocation. The Purchaser and the Company agree that each of them shall attach to its tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with allocations set forth in Schedule VI hereto.

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                                   SECTION II

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                  AGREEMENTS OF THE COMPANY AND THE SHAREHOLDER

                  Each of the Company and the Shareholder, jointly and severally, hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

                  A. Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Company is in good standing in each other jurisdiction wherein the failure so to qualify would have a material adverse effect on the financial condition, operations, assets and properties of the Business taken as a whole (a "Material Adverse Effect"). Except as set forth in Exhibit B, the Company does not own any subsidiaries, nor does it own any capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity and has no agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. Except as set forth in Exhibit B, the Company has full corporate power, authority and legal right, and all necessary approvals, permits, licenses and authorizations, to own its properties and to conduct the Business conducted by it and to enter into and consummate the transactions contemplated under this Agreement, except for such approvals, permits, licenses and authorizations, the absence of which would not have a Material Adverse Effect. The copies of the certificate of incorporation and by-laws of the Company which have been delivered to the Purchaser are complete and correct.

                  B. Authority. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated

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hereby have been duly authorized by all necessary corporate action. This
Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Company or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Company is a party or by which the Company or any of the Assets is bound, except where such violation, conflict, breach, default, termination or lien creation would not have a Material Adverse Effect. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for required consents, if any, to assignment of permits, certificates, contracts, leases and other agreements as set forth in Exhibit B attached hereto.

                  D. Financial Statements; No Undisclosed Liabilities. The Company and the Shareholder have delivered to the Purchaser the balance sheet of the Company as of November 30, 1996 and the related statement of income (loss) and supplementary information and the notes thereto for the one month and eleven months periods then ended, which financial statements (hereinafter referred to as the "Financial Statements") have been compiled by Richard H. Harris & Associates, P.A., the Company's independent accountants. The Financial Statements are true and correct

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in all material respects and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved except that the Company has elected to omit substantially all of the disclosures and statement of cash flows required by generally accepted accounting principles. The Financial Statements fully and fairly present the financial condition of the Company as at the dates thereof and the results of the operations of the Company for the periods indicated. The balance sheets contained in the Financial Statements fairly reflect all liabilities of the Company of the types normally reflected in balance sheets as at the dates thereof. Except to the extent set forth in or provided for in the balance sheet of the Company as of November 30, 1996 included in the Financial Statements (the "1996 Balance Sheet") or as identified in Exhibit B, and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting principles as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not. A true and correct copy of the Financial Statements is attached hereto as Exhibit C.

                  E. Absence of Certain Changes. Except as set forth in Exhibit B, subsequent to November 30, 1996, there has not been any (i) change in the condition of the Business, financial or otherwise, or in the results of the operations of the Company which has or could reasonably be expected to have a Material Adverse Effect; (ii) material damage or destruction (whether or not insured) affecting the properties or business operations of the Company; (iii) labor dispute or, to the best of the knowledge of the Company and the Shareholder, threatened labor dispute involving the employees of the Company;
(iv) actual or, to the



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 best of the knowledge of the Company and the Shareholder, threatened disputes pertaining to the Business with an major accounts of the Company, or actual or, to the best of the knowledge of the Company and the Shareholder, threatened loss of business from any of the major accounts of the Company; or (v) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to the Company.

                  F. Liabilities Incurred. Except as disclosed in Exhibit B, subsequent to November 30, 1996, the Company has not (i) incurred any bank indebtedness, entered into any leases, loan agreements or, except in the ordinary course of business consistent with past practices, contracts, obligations or arrangements of any kind, including, without limitation, for the payment of money or property to any person, or (ii) permitted any liens or encumbrances to attach to the Assets.

                  G. Real Property Owned or Leased. A list and description of all real property owned by or leased to or by the Company or in which the Company has any interest is set forth in Exhibit B. Except as set forth in Exhibit B, all such leased real property is held subject to written leases or other agreements which are enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company, except for defaults, if any, which would not have a Material Adverse Effect. Neither the Company nor the Shareholder has any knowledge of any material default or claimed or purported or alleged material default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Exhibit
B. Neither the Company nor the Shareholder has received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease be renewed only at a substantially higher rent.

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                  H.       Title to Assets; Condition of Property.  The
Company has good and valid title to all its owned properties and assets, real, personal and mixed, tangible and intangible used in the operations of the Business as currently conducted, except where the failure to have good and valid title would not have a Material Adverse Effect.
Except as set forth in Exhibit B, the Company leases or owns all properties and assets used in the operations of the Business as currently conducted. All such properties and assets are in good condition and repair, consistent with their respective ages and subject to ordinary wear and tear, and have been maintained and serviced in accordance with the normal practices of the Company and as necessary in the normal course of business. Except for the liens on the Assets by Barnett Bank and Schulte, none of the assets or properties of the Company is subject to any liens, charges, encumbrances or security interests, except as set forth in Exhibit B. None of the assets of the Company (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation in a manner which could reasonably be expected to have a Material Adverse
Effect.

                  I. Taxes. The Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by it. All Tax Returns filed by or on behalf of the Company are true, complete and correct in all material respects. The Company has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers' compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). There are no Tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company. The accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not

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disputed and whether or not presently due and payable, of the Company as of the close of the period covered by the Financial Statements, and the amount of the Company's unpaid Taxes does not exceed the accrual for Taxes reflected in the Financial Statements for the period ended December 31, 1995. Since November 30, 1996, the Company has not incurred any tax liability other than in the ordinary course of business. No Tax Return of the Company has ever been audited. No deficiency in Taxes for any period has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth in Exhibit B), no written inquiries or notices have been received by the Company from any Taxing authority with respect to possible claims for Taxes, the Company has no reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. The Company has not agreed to the extension of the statute of limitations with respect to any Tax Return or Tax period.


                  J.       Permits; Compliance with Applicable Law.

                              (i)   General.  The Company is not in default
under any, and has complied with all, statutes, including the Federal Telephone Consumer Act of 1991 and the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, ordinances, regulations and laws, orders, judgments and decrees of any court or governmental entity or agency, relating to the Business or the Assets as to which a default or failure to comply might have a Material Adverse Effect on the Business or the Assets. Within the last three (3) years, neither the Company nor the Shareholder has any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Within the last three (3) years, neither the Company nor the Shareholder has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

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                             (ii)   Permits; Intellectual Property.  Set
forth in Exhibit B is a complete and accurate list of all material permits, licenses, approvals, franchises, patents, registered and common law trademarks, service marks, tradenames, copyrights (and applications for each of the foregoing), notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits"), held by the Company in connection with the Business. The Permits set forth in Exhibit B are all the material Permits required for the conduct of the Business. All the Permits set forth in Exhibit B are in full force and effect, and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and to the best of the knowledge of the Company and the Shareholder, no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing material defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by the Company under any such Permit. Neither the Company nor the Shareholder has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a material default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit set forth in Exhibit B. The use by the Company of any proprietary rights relating to any Permit does not involve any claimed infringement of such Permit or rights. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in Exhibit B or require the consent of any person. Except as set forth in Section II(J)(iii) below, the Company is not required to be licensed by, nor is it subject to the regulation of, any governmental or regulatory body by reason of the conduct of the Business.

                            (iii)   Environmental.  (a)  The Company has
duly complied in all material respects with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and
                                                                       15

regulations promulgated thereunder, except where the failure to so comply would not have a Material Adverse Effect.

                      (b) The Company has not received any
notice of, and neither the Company nor the Shareholder knows of any facts which might constitute, violations of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any leased premises by the Company or of any premises formerly owned, leased or occupied by the Company.

                  K.            Accounts Receivable; Accounts Payable.

                  (i) The accounts receivable of the Company are in their entirety valid accounts receivable, arising in the ordinary course of business.

                  (ii) The accounts and notes payable and other accrued expenses reflected in the Financial Statements, and the accounts and notes payable and accrued expenses incurred by the Business subsequent to November 30, 1996, are in all respects valid claims that arose in the ordinary course of business. Since November 30, 1996, the accounts and notes payable and other accrued expenses of the Business have been paid in a manner consistent with past practice. Set forth in Schedule III is a good faith itemization of the expected outstanding accounts payable, accrued expenses and debt of the Business as of the date of the Closing.

                  L. Contractual and Other Obligations. Set forth in Exhibit B is a list and brief description of all (i) material contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which the Company is a party or by which the Company or any of the Assets is bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (ii) obligations and liabilities of the Company pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business with respect to which the remaining obligation of the

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Company is in excess of $25,000; and (iii) material contingent obligations and liabilities of the Company; all of the foregoing being hereinafter referred to as the "Contracts". Neither the Company nor, to the best of the knowledge of the Company and the Shareholder, any other party is in default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute a default under any covenant or condition under any Contract, except where such default would not have a Material Adverse Effect. The Company is not a party to any Contract which would terminate or be materially adversely affected by consummation of the transactions contemplated by this Agreement. The Company is not a party to any Contract expected to be performed at a loss. Originals or true, correct and complete copies of all written Contracts have been provided to the Purchaser.

                  M. Compensation. Set forth in Exhibit D attached hereto is a list of all material agreements between the Company and each person employed by or independently contracting with the Company with regard to compensation, whether individually or collectively, and set forth in Exhibit D is a list of all employees of the Company entitled to receive annual compensation in excess of $30,000 and their respective salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of the Company. The Company has not informed any employee or independent contractor providing services to the Company that such person will receive any increase in compensation or benefits (except for such increases that are in the ordinary course of business) or any ownership interest in the Company or the Business.

                  N. Employee Benefit Plans. Except as set forth in Exhibit E attached hereto, the Company does not maintain or sponsor, nor does it contribute to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the "Benefit Plans") comply with all requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable laws, and the Company has not taken or failed to take any action with respect to the Benefit Plans which might create any liability on the part of the Company or the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied with all requirements of ERISA and all other applicable laws in respect of each such Benefit Plan. The Company has furnished to the Purchaser copies of all Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans prior to the date hereof. Such financial statements and actuarial reports and annual reports and returns are true and correct in all material respects, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

                     (i) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification;

                    (ii) The Company does not maintain, sponsor or contribute to, and has never maintained, sponsored or contributed to a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a Multiemployer Plan (within the meaning of Section 3(37) of ERISA);

                   (iii) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit
         Plan;

                    (iv) No provision of any Benefit Plan or of any agreement, and no act or omission of the Company in any way limits, impairs, modifies or otherwise affects the right of the Company or the Purchaser unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

                     (v) There are no contributions which are or hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA);

                    (vi) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending with respect to any Benefit Plan, or any circumstances which might give rise to any such action, suit or claim (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto);

                   (vii) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have been so filed on or before their due date; and

                  (viii) The Company does not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. The Company has complied with the notice and continuation requirements of Section 4980B of the Code or Section 601 of ERISA and the regulations thereunder.

                  O. Labor Relations. There have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with
                                                                           19
respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages and hours, which violations would have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Exhibit B, the Company is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the best of the knowledge of the Company and the Shareholder, threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, or, to the best of the knowledge of the Company and the Shareholder, threatened against or involving the Business. No issue with respect to union representation is pending or threatened with respect to the employees of the Company. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company as the representative of any of the employees of the Company.

                  P. Increases in Compensation or Benefits. Except as set forth in Exhibit D, subsequent to the date of the 1996 Balance Sheet, there have been no increases in the compensation payable or to become payable to any of the employees of the Company and there have been no payments or provisions for any awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than pursuant to currently existing plans or arrangements, if any, set forth in Exhibit E; provided, however, that in no event was any such increase in compensation or any such payment or provision made with respect to the Shareholder (or any members of the family of the Shareholder). All bonuses heretofore granted to employees of the Company have been paid in full to such employees. The vacation policy of the Company is set forth in

Exhibit E. Except as set forth in Exhibit E, no employee of the Company is entitled to vacation time in excess of three weeks during the current calendar year and no employee of the Company has any accrued vacation or sick time with respect to any prior period.

                  Q. Insurance. A list and brief description of the insurance policies maintained by the Company with respect to the Business is set forth in Exhibit B. Such insurance policies are in full force and effect and all premiums due thereon prior to or on the date of the Closing have been paid. The Company has complied in all material respects with the provisions of such policies. There are no notices of any pending or threatened termination or premium increases with respect to any such policies, except where such terminations or increases would not have a Material Adverse Effect. The Company has not had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and neither the Company nor the Shareholder is aware of any occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against the Company or the Business for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. All claims against the Company or the Business covered by insurance have been reported to the insurance carrier on a timely basis. The Company has adequate insurance and reserves to cover any liability that may arise out of any claims, including but not limited to workers compensation and health insurance claims, that may be asserted against the Business for occurrences prior to the date of the Closing.

                  R. Conduct of Business. The Company is not restricted from conducting the Business in any location by agreement or court decree.

                  S. Allowances. The Company has no obligation outside of the ordinary course of business to make allowances to any customers with respect to the Business.

                  T. Use of Names. All names under which the Company currently conducts the Business are listed in Exhibit B. To the best of the knowledge of the Company and the Shareholder, there are no other persons or businesses conducting businesses similar to those of the Company in the State of Florida having the right to use or using the names set forth in Exhibit B or any variants of such names; and no other person or business has ever attempted to restrain the Company or the Shareholder from using such names or any variant thereof.

                  U. Power of Attorney. The Company has not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever, except as may have been granted pursuant to leases or as otherwise disclosed herein.

                  V. Litigation; Disputes. Except as set forth in Exhibit B, there are no material claims, disputes, actions, suits, investigations or proceedings pending or, to the best of the knowledge of the Company and the Shareholder, threatened against or affecting the Company, the Business or any of the Assets, no such claim, dispute, action, suit, proceeding or investigation has been pending or, to the best of the knowledge of the Company and the Shareholder, threatened during the five-year period preceding the date of the Closing and, to the best of the knowledge of the Company and the Shareholder, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Neither the Company nor either of the Shareholder has any knowledge of any default under any such action, suit or proceeding. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator.

                  W. Location of Business and Assets. Set forth in Exhibit B is each location (specifying state, county and city) where the Company (i) has a place of business, (ii) owns or leases real property and (iii) owns or leases any other property, including equipment and furniture.

                  X. Computer Software. The Company has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Company's business operations (the "Computer Software"). A list of all written licenses pertaining to the Computer Software is set forth in Exhibit B (the "Licenses"). The Company has no knowledge that any of the Licenses may not be valid or enforceable by the Company or that the use of the Computer Software or any of the Licenses may infringe upon or conflict with the rights of any third party. The Company has not granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Licenses.

                  Y. Disclosure. No representation or warranty made under any Section hereof and none of the information furnished by the Company or either of the Shareholder set forth herein, in the exhibits hereto or in any document delivered by the Company or the Shareholder to the Purchaser, or any authorized representative of the Purchaser, pursuant to this Agreement knowingly and purposefully contains any untrue statement of a material fact or knowingly and purposefully omits to state a material fact necessary to make the statements herein or therein not misleading.

                  Z. Investment. (i) The Company has had access to such information relating to the business and affairs of the Purchaser which the Company and the Shareholder have reasonably requested, and all additional information which the Company and the Shareholder have considered necessary to verify the accuracy of the information so received. The Company and the Shareholder have had the opportunity to ask questions of and receive answers from the Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement. On the basis of the foregoing, the Company and the Shareholder are familiar with the operations, business plans and financial condition of the Purchaser.

                             (ii)   Each of the Company and the Shareholder
understands that the Purchaser may issue and deliver to the
                                                                        23

Company, as part of the Contingent Payments, shares of Purchaser Common Stock pursuant to this Agreement, without compliance with the registration requirements of the Securities Act; that for such purpose the Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed. Each of the Company and the Shareholder is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

                            (iii)   Each of the Company and the Shareholder
understands that, under existing rules of the Securities and Exchange Commission (the "SEC"), the Company may be unable to sell its shares of Purchaser Common Stock except to the extent that its shares of Purchaser Common Stock may be sold
(i) pursuant to an effective registration statement covering such shares pursuant to the Securities Act or (ii) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale or (iii) subject to the restrictions contained in Rule 144 under the Securities Act ("Rule 144"). Each of the Company and the Shareholder understands that the Purchaser is under no obligation to effect a registration of their shares of Purchaser Common Stock under the Securities Act.

                             (iv)   Each of the Company and the Shareholder
is familiar with the provisions of Rule 144 and the limitations upon the availability and applicability of such rule.

                              (v)   Each of the Company and the Shareholder
is a sophisticated investor familiar with the type of risks inherent in the acquisition of restricted securities such as the shares of Purchaser Common Stock and their financial position is such that they can afford to retain the shares of Purchaser Common Stock for an indefinite period of time without realizing any direct or indirect cash return on their investment.

                             (vi)   The Company is acquiring its shares of
Purchaser Common Stock for its account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                                  SECTION III

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                          AGREEMENTS OF THE SHAREHOLDER

                  The Shareholder hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

                  A. Authority. The Shareholder is fully able to execute and deliver this Agreement and to perform the Shareholder's covenants and agreements hereunder, and this Agreement constitutes a valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  B. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's assets is bound, except as set forth in Exhibit B.

                                   SECTION IV

                             CONDUCT OF THE BUSINESS

                  Each of the Company and the Shareholder, jointly and severally, hereby covenant and agree with the Purchaser that, except as hereafter consented to in writing by the Purchaser, from and after the date of this Agreement and until the Closing, the Company shall not:

                  A. Operation of the Business. Make a purchase, sale or lease in respect of the Business or introduce any method of management, accounting or operation in respect of the Business, except in a manner consistent with prior practice.

                  B. Accounts Receivable. Fail to maintain sales or accounts receivable on a normal basis or change the cash equivalent accounts or the methods or procedures for billing, collecting, or recording customer accounts receivable or reserves for doubtful accounts.

                  C. Properties, Plant and Equipment. Fail to maintain, repair, service, preserve, and in any way further encumber, its properties, other than accounts receivable collected upon and supplies used in the ordinary course of business after the date hereof.

                  D. No Loans, Advances, etc. Make any loans or advances, debt repayments or forgiveness, interest payments or forgiveness, or grant pay raises, bonuses or awards, or unusual salary or other payments, disbursements or other distributions, directly or indirectly, in any form to any management personnel, employee, director, officer or shareholder of the Company, or any relative of any such person, or entities or persons affiliated with or related to any such management personnel, employee, director, officer or shareholder of the Company other than in the ordinary course of business or as consistent with prior practices.

                  E. No Dividends; Distributions; Payment of Certain Indebtedness. Declare or pay any dividend or make any other distribution in respect of its capital stock, or, except as specifically contemplated by this Agreement, directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of its capital stock or, except in the ordinary course of business, pay or discharge any outstanding indebtedness and in any event pay or discharge any outstanding indebtedness of the Shareholder, the relatives or affiliates of the Shareholder or of any of the management personnel, employees, directors or officers of the Company.

                  F. Preservation of Organization, Employees and Business Relationships. Fail to use its best efforts to (i) preserve the present business organization of the Company intact; (ii) keep available the services of the present employees of the Business; and (iii) preserve present relationships and goodwill with entities or persons having business dealings with the Business, including, without limitation, existing customers of the Business.

                  G. Books and Records. Fail to maintain the books and records of the Business in accordance with good business practices, on a basis consistent with prior practice.

                  H. Compliance with Laws. Fail to use its best efforts to comply in all material respects with all statutes, ordinances, regulations, orders, judgments and decrees of every court or governmental entity or agency applicable to the Company and to the conduct of the Business and perform all of its obligations with respect thereto without default.

                  I. Maintenance of Insurance. Fail to maintain and pay all premiums with respect to such policies of insurance as are currently held in the name of the Company.

                  J. Contracts. Make any change adverse to the Business in the terms of any Contract or fail to perform any of its obligations with respect thereto without default.

                  K. Claims. Waive, cancel, sell or otherwise dispose of for less than the face value thereof any claim or right the Company has against others.

                  L. Bonuses, etc. Take any action described in the first sentence of Section II(P) hereof.

                  M. Billings; Accounts Payable. Fail to bill for services rendered or permit any account payable or accrued expense of the Business to be outstanding for more than sixty (60) days, other than accounts payable or accrued expenses being diligently contested in good faith by the Company and as to which the Purchaser shall have consented in writing.

                  N. Contracts. Enter into any contract, contractual obligation, bank debt, lease, loan or other commitment, written or oral, or agreement for amounts to be due to third parties, other than in the ordinary course of business.

                  O. Encumbrances. Permit any encumbrance, lien or attachment against any of its property.

                  P. Further Information. Fail to make available to the Purchaser the books of account, records, Tax Returns, leases, contracts and other documents or agreements of the Company and the Business as the Purchaser, its counsel, accountants and its authorized representatives may from time to time reasonably request.

                  Q. Cooperation. Fail to cooperate fully with the Purchaser, do all things reasonably necessary to assist the Purchaser and use its reasonable best efforts at its own expense to obtain all consents and approvals necessary for the transfer of the Assets, including the furnishing of all financial and other information reasonably required by the party whose consent or approval is being sought.

                                 SECTION V

                     ADDITIONAL REPRESENTATIONS, WARRANTIES
                          AND COVENANTS OF THE COMPANY,
                        THE SHAREHOLDER AND THE PURCHASER

                  A. Publicity. Each of the Company and the Shareholder covenants and agrees, jointly and severally, that any and all publicity (whether written or oral) and notices to third parties (other than employees of the Company) concerning the sale of the Assets and other transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser, which approval may be withheld in the sole discretion of the Purchaser.

                  B. Correspondence, etc. Each of the Company and the Shareholder covenants and agrees, jointly and severally, that each of them will deliver to the Purchaser, promptly after the receipt thereof, all inquiries, correspondence and other materials received by either of them from any person or entity relating to the Business or the Assets.

                  C. Books and Records. Each of the Company and the Shareholder represents and warrants, jointly and severally, that the books and records of the Company are in all respects complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Company set forth in the Financial Statements. All of such books and records have been available for inspection by the Purchaser and its representatives. Each of the Company and the Shareholder covenants and agrees, jointly and severally, that each of them shall give the Purchaser reasonable access to the historical financial books and records of the Company, to the extent such books and records are not included in the Assets, for a period of five years from the date of the Closing. The Company or the Shareholder shall retain all such books and records in substantially their condition at the time of the Closing. None of such books and records shall be destroyed without the prior written approval of the

Purchaser or without first offering such books and records to the Purchaser.

                  D. Discharge of Obligations. Each of the Company and the Shareholder covenants and agrees, jointly and severally, to pay promptly and otherwise to fulfill and discharge all obligations and liabilities of the Company which are not Assumed Liabilities hereunder when due and payable and otherwise prior to the time at which any of such obligations or liabilities could in any way result in or give rise to a claim against the Assets, the Business or the Purchaser, result in the imposition of any lien, charge or encumbrance on any of the Assets, or adversely affect the Purchaser's title to or use of any of the Assets.

                  E. Delivery of Funds. Subsequent to the Closing, each of the Company and/or the Shareholder shall deliver on a daily basis any funds and any checks, notes, drafts and other instruments for the payment of money, duly endorsed to the Purchaser, received by any of them (i) comprising payment of any of the accounts receivable of the Company constituting a part of the Assets and
(ii) comprising payment of any amounts due from customers of the Company or others for services rendered by the Company prior to the Closing, including pursuant to any agreements constituting part of the Assets.

                  F. Pass Through of Rights and Obligations. To the extent that the Company and the Shareholder are unable to obtain any necessary consents of third parties prior to the consummation of the transactions contemplated hereby under the contracts, agreements, leases, insurance policies and other instruments of the Company which are part of the Assets and are set forth in Exhibit B (the "Exhibit B Contracts"), each of the Company and the Shareholder covenant and agree to use their best efforts to obtain such consents within thirty (30) days after the Closing. The Company and the Shareholder covenant and agree (i) not to assign any such Exhibit B Contract to any party other than the Purchaser (or the Designee), (ii) to use their best efforts to keep such Exhibit B Contract in full force and effect, except as otherwise directed by the Purchaser, (iii) to operate under such Exhibit B Contract only under the direction of the Purchaser, (iv) to the extent such Exhibit B Contract requires by its terms the performance of services by the Company, that the Purchaser is hereby subcontracted and employed to perform all such services on behalf of the Company, (v) to remit or otherwise provide to the Purchaser all revenues and other benefits derived from such Exhibit B Contract immediately upon receipt thereof and (vi) in the case of any Exhibit B Contract, in the event that such consent cannot be obtained, to cooperate with the Purchaser and the other party to such Exhibit B Contract to enable the Purchaser to enter into a contract directly with such other party.

                  G. Working Capital. On or before 270 days from the date of the Closing (the "Reconciliation Date"), the Purchaser shall calculate the amount of the actual collections by the Purchaser after January 1, 1997, and prior to June 30, 1997(the "Collection Period") of the accounts receivable of the Business which were outstanding on January 1, 1997 (the "Pre-Closing Receivables"). In the event that the sum of the collections of Pre-Closing Receivables during the Collection Period plus the amount of cash of the Company on January 1, 1997(the "Closing Cash") exceeds (the "Excess") the sum of $1,200,000 plus the aggregate amount of current liabilities per GAAP of the Company as of January 1, 1997 less the amount of interest and principal of indebtedness to Barnett Bank and other debt to former owners included in the current liabilities per GAAP as of January 1, 1997 (such amount is hereinafter referred to as the "Target Amount"), the Purchaser shall pay to the Company the amount of such Excess on or before the Reconciliation Date. In the event that the sum of the amount collected plus the Closing Cash shall be less (the "Shortfall") than the Target Amount, each of the Company and the Shareholder, jointly and severally, shall be obligated to pay on or before the Reconciliation Date to the Purchaser the amount by which the sum of the amounts of such collections and of Closing Cash are less than the Target Amount. The Purchaser shall permit the Company to review the Purchaser's calculations of collections of Pre-Closing Receivables and the amounts of the Closing Cash, and the current liabilities per GAAP as of January 1, 1997 and the parties agree to negotiate in good faith to resolve any controversies relating to such calculations.

                  Any amount of Excess or Shortfall shall be paid to the Company or the Purchaser, as the case may be, with interest at the rate of nine percent (9%) per annum, such interest to accrue from the date of the Closing.

                  H. Fort Lauderdale Location. The Purchaser covenants and agrees that the operations of the Business shall remain in the Fort Lauderdale, Florida area for a period of three (3) years following the date of the Closing unless the Shareholder consents to a move outside the Fort Lauderdale area.

                  I. Seniority of the Company's Employees. The Purchaser covenants and agrees that the current employees of the Company shall be given credit for their past service with the Company when considering their eligibility for the Purchaser's employee benefits except with respect to employee benefit plans such as 401(k), Profit Sharing and Stock Option plans.


                                SECTION VI

                                 CLOSING

                  A. Time and Place of Closing. The closing of the purchase and sale of the Assets as set forth herein (the "Closing") shall be held at the offices of Kenneth W. Shapiro, P.A., 888 East Las OAS Blvd., Ft. Lauderdale, FL, at 10:00 am January 15, 1997 or such other time and place as the parties mutually agree upon.

                  B. Delivery of Assets. Delivery of the Assets shall be made by the Company to the Purchaser (or the Designee) at the Closing by delivering such deeds, bills of sale, assignments and other instruments of conveyance and transfer, and such powers of attorney, as shall be effective to vest in the Purchaser (or the Designee) title to or other interest in, and the right to full custody and control of, the Assets, free and clear of all liens, charges, encumbrances and security interests whatsoever, all of which documents shall be prepared by the Purchaser unless specifically provided otherwise.

                  C. Sales and Use Taxes. Any and all sales or use Taxes or any other Taxes or charges assessed in connection with this transaction shall be paid by the Company.
                                   SECTION VII

                 CONDITIONS TO THE COMPANY'S OBLIGATION TO CLOSE

                  Notwithstanding the Company's right to bring an action as a result of the Purchaser's breach of or failure to perform any of its obligations hereunder, which right the Purchaser hereby acknowledges, the obligation of the Company to sell the Assets and the obligation of the Company otherwise to consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Company in writing in its sole discretion, and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the
Closing:

                  A. No Litigation. No action, suit or proceeding against the Company, the Shareholder or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  B. Representations and Warranties. The representations and warranties made by the Purchaser herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and, on the date of the Closing, the Purchaser shall deliver to the Company a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the date of the Closing shall have been duly complied with and performed in all material respects, and, on the date of the Closing, the Purchaser shall deliver to the Company a certificate dated the date of the Closing to such effect.

                  C. Other Certificates. The Company shall have received such additional certificates, instruments and other documents in form and substance satisfactory to it and its counsel, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  D. Deliveries. All deliveries by the Purchaser required hereunder shall have been made.

                  E. Payment of the Purchase Price. The Company shall have received from the Purchaser a (i) wire transfer to the account designated by, the Company in the amount of $6,500,000 and (ii) the Note, representing the Purchase Price deliverable at Closing.

                  F. Employment Agreement. The Purchaser (or the Designee) and the Shareholder shall have entered into an employment agreement (the "Employment Agreement") substantially in the form of Exhibit F attached hereto.

                  G. Barnett Bank. The Shareholder, his wife Heather Edelstein, and the Company shall have been released by Barnett Bank (the "Bank") from all obligations to the Bank and all pledges of their assets to the Bank relating to the Company's term loan from the Bank in the original principal amount of $800,000 and the Company's line of credit with the Bank in the amount of up to $100,000.

                                  SECTION VIII

                CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

                  Notwithstanding the Purchaser's right to bring an action as a result of the Company's or the Shareholder's breach of or failure to perform any of its or his obligations hereunder, which right each of the Company and the Shareholder hereby acknowledges, the obligation of the Purchaser to purchase the Assets and otherwise to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Company hereby agrees to use its best efforts to satisfy at or prior to the Closing:

                  A. Opinion of the Company's Counsel. The Purchaser shall have received an opinion of Kenneth W. Shapiro, P.A., counsel for the Company and the Shareholder, delivered to the Purchaser pursuant to the instructions of the Company and the Shareholder, dated the date of the Closing, substantially to the effect set forth in Exhibit J attached hereto.

                  B. No Litigation. No action, suit or proceeding against the Company, the Shareholder or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  C. Representations and Warranties. The representations and warranties made by the Company and the Shareholder herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and, on the date of the Closing, the Company and the Shareholder shall deliver to the Purchaser a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the

Company and the Shareholder on or before the date of the Closing shall have been duly complied with and performed in all material respects and, on the date of the Closing, the Company and the Shareholder shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

                  D. Other Certificates. The Purchaser shall have received such other certificates, instruments and other documents, in form and substance satisfactory to the Purchaser and its counsel, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  E. Third Party Consents. The Purchaser shall have received all necessary consents of third parties under the contracts, agreements, leases, insurance policies and other instruments of the Company or the Shareholder to the consummation of the transactions contemplated hereby which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser or the Business.

                  F. Employment Agreement. The Purchaser (or the Designee) and the Shareholder shall have entered into the Employment Agreement.

                  G. Schulte Release. The Purchaser shall have received from Schulte (i) a fully executed financing statement on Form UCC-3 releasing the accounts receivable of the Company from Schulte's lien on such accounts receivable and (ii) the original promissory note of the Company in the original principal amount of $450,000 payable to the order of Schulte dated February 16, 1996, marked paid in full.


                  H. Stockholders Agreement. The Company and the Purchaser shall have entered into a Stockholders Agreement in the form of Exhibit G attached hereto.

                  I. Stock Purchase Agreement. The Shareholder and the Purchaser shall have entered into a Stock Purchase
Agreement in the form of Exhibit H attached hereto.

                  J. Key Employee Employment Agreements. The Purchaser (or the Designee) shall have entered into employment agreements with each of Brian Henderson, Robert Bronner, Fran Lawrence, Mary Sanchez and Barbara Ginn (collectively the "Key Employees") in the form of Exhibit I attached hereto (the "Key Employee Employment Agreements").

                  K. Key Employee Stock Purchase Agreements. The Purchaser shall issue to the Key Employees an aggregate of 50,000 shares of Purchaser Common Stock and shall enter into with each of the Key Employees a Stock Purchase Agreement in the form of Exhibit J attached hereto (collectively, the "Key Employee Stock Purchase Agreements").

                  L. Deliveries. All deliveries by the Company and the Shareholder required hereunder shall have been made, including such deeds, bills of sale, assignments and other instruments of conveyance and transfer, and such powers of attorney, as shall be effective to vest in the Purchaser (or the Designee) title to or other interest in, and the right to full custody and control of, the Assets, free and clear of all liens, charges, encumbrances and security interests whatsoever.

                  M. Change of Name. The Purchaser shall have received evidence that the Company has taken all steps necessary to change its name to a corporate name other than Telemanagement Services and a written consent duly executed by the Company evidencing its consent to the use by the Purchaser and any subsidiaries, affiliated companies or assigns of the Purchaser of the name Telemanagement Services and variants thereof.

                  N. Bank Release of the Company's Receivables. The Purchaser shall have received from the Bank a fully executed financing statement on Form UCC-3 releasing the accounts receivable of the Company from the Bank's liens on such accounts receivable.

                                   SECTION IX

                                 INDEMNIFICATION

                  A. Indemnification by the Company and the Shareholder. Each of the Company and the Shareholder, jointly and severally, shall indemnify and hold harmless the Purchaser from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to collectively as the "Purchaser's Damages"), including, without limitation, Purchaser's Counsel Expenses (as hereinafter defined), sustained or incurred by the Purchaser (or the Designee) as a result of or arising from (a) the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Company or the Shareholder herein or (b) any liabilities or obligations of the Company which are not Assumed Liabilities. For purposes hereof "Purchaser's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Purchaser (or the Designee), including, without limitation, in any action or proceeding between the Purchaser and the Shareholder and/or the Company or in any action or proceeding between the Purchaser and any third party. In addition to the right of the Purchaser to indemnification hereunder, the Purchaser shall have the right from time to time to set off the amount of any of the Purchaser's Damages against any Contingent Payments;

provided, however, that the Purchaser shall not have the right to set-off under this Section IX(A) the amount of the Purchaser's Damages which it may sustain or incur by reason of a breach of the Company's or Shareholder's covenants contained in Section X hereof.

                  In the event that the Purchaser shall determine to exercise its right to set off the amount of any of the Purchaser's Damages against any Contingent Payments, the Purchaser shall give the Company sixty (60) days' written notice (the "Set Off Notice Period") prior to any such set off, which notice shall specify the amount of such set off and the nature of the Purchaser's Damages. During the Set

Off Notice Period, the Company shall have the right to attempt to mitigate any such Purchaser's Damages or pay the amount of such Purchaser's Damages in lieu of any set off. If the Purchaser and the Company are unable to agree on the amount or cause of any of the Purchaser's Damages, the parties shall submit their dispute to arbitration in accordance with Section XII(G) hereof; provided, however, the Purchaser shall place into escrow any amounts it is seeking to set off with an escrow agent mutually agreeable to the Company and the Purchaser. Any amounts of cash set off by the Purchaser which are later awarded to the Company in accordance with Section XII(G) hereof, shall accrue interest at a rate of nine percent (9%) per annum from the time of any such set off.

                  B. Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless each of the Company and the Shareholder from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to as the "Shareholder's Damages"; the Shareholder's Damages and the Purchaser's Damages are sometimes referred to herein as the "Damages"), including, without limitation, Shareholder's Counsel Expenses (as hereinafter defined), sustained or incurred by the Company and/or the Shareholder as a result of or arising from (a) the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Purchaser herein or (b) the Assumed Liabilities. For purposes hereof "Shareholder's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Company and/or the Shareholder, including, without limitation, in any action or proceeding between the Shareholder and/or the Company and the Purchaser or in any action or proceeding between the Shareholder and/or the Company and any third party.

                  C. Procedure for Indemnification. In the event that any party hereto shall incur (or anticipates that it may incur in the case of third party claims) any Damages in respect of which indemnity may be sought by such party pursuant to this Section IX, the party indemnified hereunder (the "Indemnitee") shall notify the party or parties providing indemnification (the "Indemnitor") promptly; in the case of third party claims, such notice shall in any event be given within thirty (30) days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action is materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within ten (10) days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim at its own expense. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate. In the event that a dispute arises concerning the obligation of the Indemnitor to assume the defense of a claim, or a dispute arises concerning a claim hereunder which does not involve a third party claim, or in the event that there is any other dispute relating to indemnification, the parties shall submit any such dispute to arbitration pursuant to Section XII(G) hereof; provided, however, that the parties agree to negotiate in good faith for a period of at least sixty
(60) days prior to initiating arbitration to resolve any dispute. If it shall be finally determined that the Indemnitor failed to assume the defense of any claim for which the Indemnitor is liable to the Indemnitee for Damages, then the expense of defending the claim shall be borne by the Indemnitor. Payment of the Damages shall be made within ten (10) days of a final determination of a claim.

                  A final determination of a claim shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed, (ii) an award of any arbitration determining the validity of such disputed claim, it there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed,
(iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys and the Indemnitors, (iv) a written acknowledgment of the Indemnitor that he or it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a claim as shall be acceptable to the parties.

         As used herein, the term "Damages" shall refer to the Purchaser's Damages or the Shareholder's Damages as the context requires.

                  D. Agreements Concerning Indemnification. It is specifically understood and agreed that:

                        (i) The Company and the Shareholder shall not be obligated to indemnify the Purchaser for the Purchaser's Damages unless and until the aggregate amount of all claims for such Purchaser's Damages exceeds $250,000 (the "Basket") at which time claims may be asserted for the excess of such amount.

                       (ii) The Company and the Shareholder shall not be obligated to indemnify the Purchaser for the Purchaser's Damages in excess of an aggregate of $1,250,000 (the "Cap") and the obligations of the Company and the Shareholder for indemnification hereunder shall terminate when the Cap has been paid.


                                    SECTION X

                            NON-COMPETITION AGREEMENT

                  Following the consummation of the transactions contemplated hereby, and in consideration thereof, neither the Company nor the Shareholder shall, (a) subsequent to the date of the Closing and until the Shareholder is no longer employed by the Purchaser or other member of the Purchaser Group pursuant to his Employment Agreement (provided, however, that (q) if the Shareholder's employment pursuant to his Employment Agreement is terminated for due cause (as defined in the Employment Agreement) or (r) if the Shareholder voluntarily resigns his position under the Employment Agreement or (s) if at the end of the term of the Employment Agreement there is no renewal of such Employment Agreement, or (t) if the Shareholder's employment under his Employment Agreement is terminated by the Purchaser pursuant to Section 6.4 of the Employment Agreement after January 15, 2000, then the length of this non-competition covenant shall be two years from the date of such due cause termination, resignation, non-renewal or Section 6.4 termination), directly or indirectly, (i) engage, whether as principal, agent, investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture which is competitive with the Business as conducted on the date hereof or any other business of the Purchaser or any other member of the Purchaser Group ( as hereinafter defined) which the Shareholder has operational or administrative responsibility for during his employment with the Purchaser, (ii) solicit or entice or endeavor to solicit or entice away from any member of the Purchaser Group any person who was or is at the time of the solicitation or enticement a director, officer, employee, agent or consultant of such member of the Purchaser Group, either on the Company's or the Shareholder's own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of such person's contract of employment by reason of leaving the service of such member of the Purchaser Group, (iii) solicit or entice or endeavor to solicit or entice away any person who was or is at the time of the solicitation or enticement a client or customer of any member of the Purchaser Group, either on the Company's or the Shareholder's own account or for any other person, firm, corporation or organization, or (iv) employ any person who was a director, officer or employee of any member of the Purchaser Group or any person who is or may be likely to be in possession of any confidential information or trade secrets relating to the business of any member of the Purchaser Group, or (b) at any time, take any action or make any statement the effect of which would be, directly or indirectly, to impair the good will of any member of the

Purchaser Group or the business reputation or good name of any member of the Purchaser Group, or be otherwise detrimental to the Purchaser, including any action or statement intended, directly or indirectly, to benefit a competitor of any member of the Purchaser Group. Because the remedy at law for any breach of the foregoing provisions of this Section X would be inadequate, the Company and the Shareholder hereby consent, in case of any such breach, to the granting by any court of competent jurisdiction of specific enforcement, including, but not limited to pre-judgment injunctive relief, of such provisions, as provided for in Section XII(F) hereof.

                  Notwithstanding anything to the contrary contained in this
Section X, it is understood and agreed that the Shareholder shall be permitted, subsequent to any termination of his employment with the Purchaser, to work in a managerial, sales and/or marketing position for a pharmaceutical company.

                  The Purchaser agrees that in the event of a breach of the covenants and agreements of the Company and the Shareholder contained herein, the Purchaser may seek injunctive relief and recovery of its actual monetary Damages but will not seek rescission of this Agreement unless the applicable breach by the Company or the Shareholder of the covenants and agreements of the Company or the Shareholder set forth in this Section X shall include the Company's or the Shareholder's association (as employer, joint venturer, etc.) with any of the current or former employees of the Company in a competitive endeavor or the Company's or the Shareholder's servicing or doing business with any of the customers or clients of the Purchaser Group or the Business.

                  The parties hereto agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

                  For purposes hereof, "Purchaser Group" shall mean, collectively, the Purchaser and its subsidiaries, affiliates and parent entities operating in the same lines of business.


                                   SECTION XI

                               BROKERS AND FINDERS

                  A. The Shareholder's Obligation. The Purchaser shall not have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Company or the Shareholder in connection with this Agreement and the transactions contemplated hereby, and the Company and the Shareholder, jointly and severally, hereby agree to indemnify and save the Purchaser harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

                  B. The Purchaser's Obligation. Neither the Company nor the Shareholder shall have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Purchaser in connection with this Agreement and the transactions contemplated hereby, and the Purchaser hereby agrees to indemnify and save the Company and the Shareholder harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.


                                   SECTION XII

                                  MISCELLANEOUS

                  A.       Notices.  All notices, requests or
instructions hereunder shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, as follows:

                           (1)      If to the Company or the Shareholder:

                                    Lee H. Edelstein
                                    4901 Northwest 17 Way, Sixth Floor
                                    Fort Lauderdale, Florida 33309
                                    Telecopy No.: (954) 938-2424
                                    Telephone No.: (954) 938-2400

                                    with a copy to:

                                    Kenneth W. Shapiro, P.A.
                                    888 East Las Olas Boulevard, Suite 200
                                    Fort Lauderdale, Florida  33301
                                    Attention:  Kenneth W. Shapiro, Esq.
                                    Telecopy No.:  (954) 467-6158
                                    Telephone No.: (954) 523-0900

                           (2)      If to the Purchaser:

                                    c/o Foster Management Company
                                    1018 West Ninth Avenue
                                    King of Prussia, Pennsylvania  19406
                                    Attention: Stephen F. Nagy
                                    Telecopy No.:  (610) 992-3390
                                    Telephone No.: (610) 992-7650

                                    with a copy to:

                                    Haythe & Curley
                                    237 Park Avenue
                                    New York, New York 10017
                                    Attention:  Robert A. Ouimette, Esq.
                                    Telecopy No.: (212) 682-0200
                                    Telephone No.: (212) 880-6000

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and two business days after the date of mailing, if mailed.

                  B. Survival of Representations. Subject to the limitations described in Section IX, each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, for a period of one (1) year from the date of the Closing (the "Survival Period"); except (a) for covenants and agreements to be performed subsequent to the Closing and (b) that nothing in the foregoing shall be deemed to diminish any Indemnitor's indemnification obligations to an Indemnitee respecting claims for Damages properly made prior to the last day of the Survival Period (or the applicable statutes of limitations period for claims for Damages based on common law fraud which shall survive for the duration of the applicable statutes of limitations periods).

                  C. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                  D. Further Assurances. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. The Shareholder agrees to execute and deliver any reasonable and customary management representation letter requested by the Purchaser's independent certified public accountants in connection with their audit of the S-X Financial Statements.

                  E. Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

                  F. Injunctive Relief. Notwithstanding the provisions of
Section XII(G) hereof, in the event of a breach or threatened breach by the Company or the Shareholder of the provisions of Section X of this

Agreement, each of the Company and the Shareholder hereby consents and agrees that the Purchaser shall be entitled in order to maintain the status quo ante pending the outcome of any arbitration pursuant to XII(G) to an injunction or similar equitable relief restraining the Company or the Shareholder, as the case may be, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Company or the Shareholder, as the case may be, under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond in excess of $50,000. The parties hereto hereby consent to the jurisdiction of the federal courts for the Southern District of Florida and the Florida state courts located in such District for any proceedings under this Section XII(F). The parties hereto agree that the availability of arbitration in Section XII(G) hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by the Purchaser pursuant to this Section XII(F).

                  G.       Dispute Resolution.

                   (i) Arbitration. The parties shall attempt amicably to resolve disagreements by negotiating with each other. In the event that the matter is not amicably resolved through negotiation, any controversy, dispute or disagreement arising out of or relating to this Agreement (a "Controversy") shall be submitted to the American Arbitration Association for final binding arbitration, which shall be conducted by a single arbitrator in the Fort Lauderdale, Florida area, pursuant to the American Arbitration Association Arbitration Rules (the "Rules"). The parties agree that, notwithstanding anything to the contrary contained in the Rules, the arbitrator shall not award consequential, exemplary, incidental, punitive or special damages.

                           (ii)  Procedure.  It is agreed that if any
party shall desire relief of any nature whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but in no event more than eighteen (18) months after the facts underlying said
Controversy first arise or become known to the party seeking relief (whichever is later), except for claims for indemnification and/or concerning representations and warranties, which claims are governed by shorter time limitations as set forth elsewhere herein. The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. The parties shall bear equally all costs of said arbitration (other than their own attorney's fees and costs). The parties agree that the decision and award of the Arbitrator shall be final and conclusive upon the parties, in lieu of all other legal, equitable (except as provided in Section XII(F) above), or judicial proceedings between them, and that no appeal or judicial review of the award or decision of the Arbitrator shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought. Any equitable relief awarded under Section XII(F) shall be dissolved upon issuance of the Arbitrator's decision and order.

                  H. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be unenforceable, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto.

                  I. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Purchaser, respectively, and the legal representatives and heirs of the Shareholder. At the Company's option, the Company may assign the right to receive the Contingent Payments to another entity of which the Shareholder has a controlling interest.

                  J. Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of Florida, without regard to conflict of laws principles.

                  K. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  L. Additional Provisions Regarding Representations and Warranties. By closing on the transaction contemplated herein, the Purchaser will have acknowledged that, to the best of its knowledge and belief, it has had full, free and unfettered access to all books, records, documents, personnel and other information concerning the Company which the Purchaser deemed necessary for full and complete consideration of the condition of the Assets it is purchasing, and the Assumed Liabilities it is acquiring, hereby; provided, however, that this statement shall not be deemed to limit in any manner whatsoever the Purchaser's rights to indemnification set forth herein. Furthermore, with respect to each and every representation and warranty made herein by the Company and/or the Shareholder, jointly and/or severally, neither the Company nor the Shareholder shall have any liability for any incorrect, inaccurate, or erroneous representation and/or warranty (hereinafter, "Faulty Reps") unless and until the aggregate of all Damages arising out of said Faulty Reps exceeds $250,000, at which time claims may be asserted by the Purchaser for the excess of such amount; provided, however, that the maximum combined liability of the Company and the Shareholder for any Faulty Reps shall be $1,250,000, and provided further that all claims for damages on the basis of Faulty Reps must be made within one (1) year from the date of Closing (the "Survival Period") or be deemed waived, it being expressly understood that no representation, warranty, or claim based on same shall survive beyond the Survival Period.

                                            *        *        *

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                            TELEMANAGEMENT SERVICES, INC.


                                            By: /s/ Lee H. Edelstein
                                               ___________________________
                                               Name:   Lee H. Edelstein
                                               Title:  President


                                                /s/ Lee H. Edelstein
                                            ------------------------------
                                                    Lee H. Edelstein


                               TLM HOLDINGS CORP.



                                            By:  /s/ Liam Donohue
                                                ---------------------------
                                                Name:   Liam S. Donohue
                                                Title:  Vice President